EXHIBIT 3.5

REGULATIONS

OF

APT MANAGEMENT COMPANY, LLC

These Regulations of APT MANAGEMENT COMPANY LLC are entered into by APT Interests Inc. (the “Sole Member”). In consideration of the covenants, conditions and agreements contained herein, the Sole Member hereby determines as follows:

ARTICLE I

ORGANIZATION OF THE COMPANY

1. Formation.

APT MANAGEMENT COMPANY, LLC (the “Company”) is a limited liability company organized under the provisions of the Texas Limited Liability Company Act, as amended from time to time (the “Act”). The Articles of Organization (the “Articles”) have been filed on July 6, 2000 with the Secretary of State of the State of Texas.

2. Name.

The name of the Company is, and the business of the Company shall be conducted under the name of “APT MANAGEMENT COMPANY, LLC.” The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by applicable law.

3. Continuation and Term.

The Company was formed upon the issuance by the Secretary of State of the State of Texas of the Certificate of Organization for the Company. The Company’s existence shall be perpetual unless it is earlier terminated by the Sole Member.

4. Office.

The registered office of the Company required by the Act to be maintained in the State of Texas shall be at 4433 Baldwin Boulevard, Corpus Christi, Texas 78408. The registered agent for service of process at such address shall be Sam L. Susser.

5. Purpose.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which a limited liability company may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

6. Members.

The name and business, residence or mailing address of the Sole Member is:

Name	Address
APT Interests, Inc.	4433 Baldwin Boulevard Corpus Christi, Texas 78408 Attention: Sam L. Susser

7. Management.

7.1 Management by Managers.

The Company shall be managed by “managers” (as such term is defined in the Act) according to this Section 7 and, except with respect to certain consent or approval requirements provided in this Agreement, no Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as described in the preceding sentence, the business and affairs of the Company shall be managed by the Managers elected in accordance with Section 7.2 acting exclusively through the Board of Managers of the Company (the “Board”) in accordance with this Agreement. Under the direction of the Board, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of this Agreement, the Board and the Officers (subject to Section 7.5 and the direction of the Board) shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company, including, without limitation, (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations; (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company; (iii) the merger or other combination or conversion of the Company with or into another person; (iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of the Company; (v) the negotiation, execution and performance of any contracts, conveyances or other instruments; (vi) the distribution of Company cash; (vii) the selection, engagement and dismissal of Officers, employees and agents, outside attorneys, accountants, engineers, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (viii) the maintenance of such insurance for the benefit of the Company as it deems necessary or appropriate; (ix) the acquisition or disposition of assets; (x) the formation of, or acquisition of assets of or an interest in, or the contribution of property to, any person; (xi) the control of any matters affecting the rights and obligations of the Company, including the commencement, prosecution and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and (xii) the indemnification of any person against liabilities and contingencies to the extent permitted by law and this Agreement.

7.2 Board of Managers.

(a) Composition; Initial Manager. The Board shall initially consist of one (l) person who need not be a Member (the “Manager”). Any additional Managers shall be elected as provided in Section 7.2(b). The initial Manager and the Board shall consist of the person listed on Schedule I. Subject to any limitations specified by law, the number of Managers may be increased or decreased by resolution adopted by the Members. No decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager.

(b) Election and Term of Office. The Managers shall be elected at the annual or any special meeting of the Members (except as otherwise provided in this Agreement). Each Manager elected shall hold office until his successor shall be elected at a meeting of the Members and shall qualify, or until his death, resignation or removal in the manner hereinafter provided.

(c) Resignation. A Manager shall not have the right to resign as Manager of the Company without the consent of the Members.

(d) Removal. At any special meeting of the Members called expressly for that purpose, any Manager or Managers, including all of the Managers, may be removed, either with or without cause, and another person or persons may be elected to serve for the remainder of his or their term by a vote of a majority of the Members entitled to vote at an election of Managers. In case any vacancy so created shall not be filled by the Members at such meeting, such vacancy may be filled by the Managers as provided in Section 7.2(e).

(e) Vacancies. Any vacancy occurring in the Managers (except by reason of an increase in the number of Managers) may be filled in accordance with subsection (b) of this Section or may be filled by the affirmative vote of a majority of the remaining Managers though less than a quorum of the Managers or by a sole remaining Manager. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any vacancy occurring in the Managers or any managerial position to be filled by reason of an increase in the number of Managers may be filled by election at an annual meeting of Members or special meeting of Members called for that purpose.

(f) Quorum; Required Vote for Board Action. At all meetings of the Managers, the presence of a majority of the number of Managers fixed by or in accordance with this Agreement shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the Managers at any meeting at which a quorum is present shall be the act of the Managers unless the act of a greater number is required by law, the Certificate or this Agreement. If a quorum shall not be present at any meeting of Managers, the Managers present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present.

(g) Location; Order of Business. The Board may hold its meetings and may have an office and keep the books of the Company, or in such place or places as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.

(h) Meetings of the Board. Regular meetings of the Board shall be held at such places as shall be designated from time to time by resolution of the Board. Special meetings of the Board may be called by the Chairman of the Board (if any), the President or, upon request of any Manager, by the Secretary (if any). Such notice of special meeting shall state the purpose or purposes of such meeting. Unless determined by the Board pursuant to resolution, notice of any meeting (whether the first meeting, a regular meeting or a special meeting) shall not be required.

(i) Compensation. Managers, in their capacity as such, shall receive such compensation, if any, for their services as the Members shall determine. In addition, the Managers shall be entitled to be reimbursed by the Company for their respective reasonable out-of-pocket costs and expenses incurred in the course of their services as such.

8. Capital Contribution.

The Member has contributed as its capital contribution to the Company the assets described on Exhibit A attached hereto and has received in exchange a one hundred percent (100%) limited liability company interest (as such term is defined in the Act) in the Company.

9. Additional Contributions.

No Member is required to make any additional capital contributions to the Company.

10. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated one hundred percent (100%) to the Sole Member.

11. Distributions.

Distributions shall be made one hundred percent (100%) to the Sole Member of the Company at the times and in the aggregate amounts determined by the Sole Member.

12. Governing Law.

This Agreement shall be governed by, and construed under, the laws of the State of Texas, all rights and remedies being governed by said laws.

13. Indemnification.

(a) The Sole Member shall not be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if the Sole Member’s conduct shall not have constituted gross negligence or willful misconduct.

(b) To the fullest extent permitted by law, the Sole Member shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which he may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not he continued to be a Member or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred; provided that the Member shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of the Sole Member. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of the Sole Member or that the conduct giving rise to such liability was not in the best interest of the Company. The Company shall also indemnify the Sole Member if he is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Sole Member is or was an agent of the Company, against any Losses incurred by the Sole Member in connection with the defense or settlement of such action; provided that the Sole Member shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of the Sole Member. The Company may advance the Sole Member any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Sole Member on behalf of the Company; and (ii) the Sole Member provides a written undertaking to repay to the Company the amounts of such advances in the event that the Sole Member is determined to be not entitled to indemnification hereunder.

(c) The indemnification provided by paragraph 13 shall not be deemed to be exclusive of any other rights to which the Sole Member may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the heirs, successors and administrators of the Sole Member.

(d) Any indemnification pursuant to this paragraph 13 will be payable only from the assets of the Company.

IN WITNESS WHEREOF, the Sole Member has executed these Regulations effective as of the 6th day of July, 2000.

SOLE MEMBER:

APT INTERESTS INC.

By:	/s/ Sam L. Susser
Sam L. Susser
President

EXHIBIT A

Capital Contributions; Interests

Member	Capital Contribution	Interest
APT Interests Inc.	1% general partner interest in Applied Petroleum Technologies, Ltd.	100%